Exhibit 16.1

Deloitte

Deloitte & Touche LLP

925 Fourth Avenue

Suite 3300

Seattle, WA 98104-1126

USA

Tel: 1-206-716-7000

Fax: 1-206-965-7000

www.deloitte.com

March 14, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Infospace, Inc.'s Form 8-K dated March 14, 2012, and have the following comments:

1. We agree with the statements made in the first sentence of the second paragraph, and in the third and fourth paragraphs of Item 4.01.

2. We have no basis on which to agree or disagree with the statements made in the first paragraph, the second sentence of the second paragraph and in the fifth and sixth paragraphs of Item 4.01.

Yours truly,

/s/ Deloitte & Touche LLP

Member of

Deloitte Touche Tohmatsu